POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his/her true and lawful attorney-in-fact and agent for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange
Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By: /s/ Philippe O. Chambon
Philippe O. Chambon

By: /s/ Jeani Delagardelle
Jeani Delagardelle

By: /s/ Ronald Hunt
Ronald Hunt

Dated: September 29, 2006